EXHIBIT 99.1
FOR IMMEDIATE RELEASE
ENNIS, INC. REPORTS RESULTS
FOR THE THREE AND SIX MONTHS ENDED AUGUST 31, 2006
     Midlothian, Texas September 22, 2006 — Ennis, Inc. (the “Company”), (NYSE: EBF), today reported financial results for the three and six months ended August 31, 2006.
Quarterly Highlights
•	Quarter-over-quarter sales increased from $148.1 million to $151.7 million, with Apparel sales being up 8.2% for the quarter to $69.5 million.

•	Net earnings increased 9.4% over the same quarter last year, from $10.6 million to $11.6 million.

•	Diluted EPS increased by 9.8% over the same quarter last year, from $.41 per share to $.45 per share.
Financial Overview
     For the quarter, net sales increased by $3.6 million, or 2.4% from $148.1 million for the three months ended August 31, 2005 to $151.7 million for the three months ended August 31, 2006. Sales in the Print Segment for the quarter were $82.3 million, compared to $83.9 million for the same quarter last year. The Apparel Segment sales for the quarter were $69.5 million, compared to $64.2 million for the same quarter last year. Overall margins during the quarter remained relatively constant at 25.2% for the three months ended August 31, 2006 and 2005. The Print Segment’s margins increased slightly from 24.5% to 24.9%, while the Apparel Segment’s margins decreased slightly from 26.0% to 25.6%, for the three months ended August 31, 2005 and 2006, respectively. Net earnings for the quarter increased by $1.0 million, or 9.4%, from $10.6 million for the three months ended August 31, 2005 to $11.6 million for the three months ended August 31, 2006. Diluted earnings (“EPS”) increased 9.8%, from $.41 per share to $.45 per share for the three months ended August 31, 2005 and 2006, respectively.
     For the period, net sales decreased slightly from $297.2 million for the six months ended August 31, 2005 to $296.8 million for the six months ended August 31, 2006, or 0.1%. Sales in the Print Segment for the period were $159.4 million, compared to $164.6 million for the same period last year. The Apparel Segment sales for the period were $137.5 million, compared to $132.6 million for the same period last year. Due mainly to improved margins realized at the Apparel Group during the period, the Company’s overall margins improved from 25.1% to 25.6% for the six months ended August 31, 2005 and 2006, respectively. The Print Segment’s margins decreased slightly from 25.1% to 25.0%, while our Apparel Segment’s margins increased from 25.2% to 26.4%, for the six months ended August 31, 2005 and 2006, respectively. Net earnings for the period increased by $1.9 million, or 9.0%, from $21.1 million for the six months ended August 31, 2005 to $23.0 million for the six months ended August 31, 2006. Diluted earnings increased 8.5%, from $.82 per share to $.89 per share for the six months ended August 31, 2005 and 2006, respectively.

     The decline in the Print Segment’s revenues for the period and the quarter continues to be due primarily to the loss of several large promotional customers and impact of the two plant closings last fiscal year. This decline has been partially offset by the impact of the Company’s recent acquisitions. Without the impact of the items mentioned, the Print Segment’s revenues for the quarter and the period would have actually increased slightly over the comparable periods last year.
     The Company generated $24.5 million in EBITDA (earnings before interest, taxes, depreciation and amortization) during the quarter, compared to $24.0 million for the comparable quarter last year. For the six month period, the Company generated $48.8 million in EBITDA during the period, compared to $48.2 million for the comparable period last year. Reconciliation of non-GAAP to GAAP measure (dollars in thousands):

	Three months ended		Six months ended
	August 31,		August 31,
	2006	2005	2006	2005

Earnings before income taxes	$18,482	$17,057	$36,465	$34,365
Interest expense	1,718	2,323	3,510	4,566
Depreciation/amortization	4,299	4,658	8,782	9,287

EBITDA (non-GAAP)	$24,499	$24,038	$48,757	$48,218

     Keith Walters, Chairman, President & CEO, commented by saying, “We are extremely pleased with our results for the quarter. We continue to exceed profit expectations and increase our return to stakeholders. We are also extremely pleased with the increase in our Apparel Segment’s sales during the quarter. We believe this increase demonstrates that our Apparel Segment products continue to be desired by our customers and that they compete favorably in the marketplace. On the Print side, we realized that our closing of the two print plants last fiscal year and our decision to cease doing business with several major promotional customers would most likely impact our top-line in the short-term, however, being true to our stated focus on profit versus revenue growth, we felt that these were business decisions that needed to be made. We think the increase in our EPS not only for the quarter, but for the period, has proven this to be a sound business strategy and one in the best interest of our stakeholders and employees. We recently completed the acquisition of Block Graphics, which added envelope capabilities to our product line, and plan to continue to look for strategic acquisitions in both the print and apparel sectors.”
About Ennis
Ennis, Inc. (www.ennis.com) (formerly Ennis Business Forms, Inc.) is primarily engaged in the production of and sale of business forms, apparel and other business products. The Company is one of the largest private-label printed business product suppliers in the United States. Headquartered in Midlothian, Texas, the Company has production and distribution facilities strategically located throughout the United States of America, Mexico and Canada, to serve the Company’s national network of distributors. The Company, together with its subsidiaries, operates in two business segments: the Print Segment and Apparel Segment. The Print Segment is primarily engaged in the business of manufacturing and selling business forms and other printed business products, printed and electronic media, presentation products, flex-o-graphic printing, advertising specialties, Post-it® Notes, internal bank forms, secure and negotiable documents, custom products and envelopes. The Apparel Segment manufactures T-Shirts and distributes T-Shirts and other active-wear apparel through six distribution centers located throughout North America.

Safe Harbor Under The Private Securities Litigation Reform Act of 1995
Certain statements contained in this press release that are not historical facts are forward-looking statements that involve a number of known and unknown risks, uncertainties and other factors that could cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievement expressed or implied by such forward-looking statements. The words “anticipate,” “preliminary,” “expect,” “believe,” “intend” and similar expressions identify forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. These statements are subject to numerous uncertainties, which include, but are not limited to, the Company’s ability to effectively manage its business functions while growing its business in a rapidly changing environment, the Company’s ability to adapt and expand its services in such an environment, the variability in the prices of paper and other raw materials. Other important information regarding factors that may affect the Company’s future performance is included in the public reports that the Company files with the Securities and Exchange Commission. The Company undertakes no obligation to revise any forward-looking statements or to update them to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.
For Further Information Contact:
Mr. Keith Walters, Chairman, Chief Executive Officer and President
Mr. Michael Magill, Executive Vice President
Mr. Richard L. Travis, Jr., Chief Financial Officer
Ennis, Inc.
2441 Presidential Parkway
Midlothian, Texas 76065
Phone: (972) 775-9801
Fax: (972) 775-9820
www.ennis.com

Ennis, Inc.
Condensed Financial Information
(In thousands, except per share amounts)

	Three months ended		Six months ended
	August 31,		August 31,
Condensed Operating Results	2006	2005	2006	2005
Revenues	$151,718	$148,116	$296,831	$297,229
Cost of goods sold	113,477	110,864	220,775	222,499

Gross profit	38,241	37,252	76,056	74,730
Operating expenses	18,322	17,791	36,400	35,628

Operating income	19,919	19,461	39,656	39,102
Other expense	1,437	2,404	3,191	4,737
Income tax expense	6,839	6,481	13,492	13,231

Net earnings	$11,643	$10,576	$22,973	$21,134

Earnings per share
Basic	$0.46	$0.42	$0.90	$0.83

Diluted	$0.45	$0.41	$0.89	$0.82

	August 31,	February 28,
Condensed Balance Sheet Information	2006	2006
Current assets:
Cash	$13,872	$13,860
Accounts receivables, net	48,311	41,686
Inventories, net	89,339	89,155
Other	17,042	13,754

	168,564	158,455

Property, plant & equipment, net	70,031	63,803
Other	271,009	272,143

	$509,604	$494,401

Current liabilities
Accounts payable	$27,913	$26,589
Accrued expenses	25,035	25,752
Current portion of long-term debt	5,963	11,620

	58,911	63,961

Long-term debt	108,181	102,916
Deferred credits	29,524	30,189

Total liabilities	196,616	197,066

Shareholders’ equity	312,988	297,335

	$509,604	$494,401

	Six months ended
	August 31,
Condensed Cash Flow Information	2006	2005
Cash provided by operating activities	$24,513	$18,103
Cash used in investing activities	(16,643)	(5,942)
Cash used in financing activities	(7,867)	(20,789)
Effect of exchange rates on cash	9	—

Change in cash	12	(8,628)
Cash at beginning of period	13,860	10,694

Cash at end of period	$13,872	$2,066